Exhibit 21

SUBSIDIARIES OF AMERICAN TOWER CORPORATION

Subsidiary	Jurisdiction of Incorporation or Organization
10 Presidential Way Associates, LLC (1)	Delaware
American Tower Corporation De Mexico S. de R.L. de C.V.	Mexico
American Tower Canada Corp.	Canada
American Tower Delaware Corporation	Delaware
American Tower do Brasil, Ltd.	Brazil
American Tower International, Inc. (2)	Delaware
American Tower Management, LLC	Delaware
American Tower LLC	Delaware
American Tower, L.P. (3)	Delaware
American Towers, Inc.	Delaware
ATC GP, Inc.	Delaware
ATC LP, Inc.	Delaware
ATC MexHold, Inc.	Delaware
ATC Mexico Holding Corp. (4)	Delaware
ATC Presidential Way, Inc.	Delaware
ATC South America Holding Corp.	Delaware
ATC South LLC	Delaware
ATC Tower Services, Inc.	New Mexico
ATS-Needham LLC (5)	Massachusetts
ATS/PCS, LLC	Delaware
Carolina Towers, Inc.	South Carolina
Haysville Towers, LLC (6)	Kansas
Kline Iron & Steel Co., Inc.	Delaware
New Loma Communications, Inc.	California
Shreveport Tower Company (7)	Louisiana
Telecom Towers, L.L.C.	Delaware
Towers of America L.L.L.P. (8)	Delaware
UniSite/Omni Point NE Tower Venture, L.L.C. (9)	Delaware
UniSite/OmniPoint FL Tower Venture, L.L.C. (10)	Delaware
UniSite/OmniPoint PA Tower Venture L.L.C. (11)	Delaware
Unisite, LLC	Delaware
Verestar AG	Switzerland
Verestar International, Inc.	Delaware
Verestar, Inc.	Delaware
Verestar Networks, Inc.	Delaware

(1)	83.4105% owned by ATC Presidential Way, Inc.

(2)	Formerly known as ATC International Holding Corp.

(3)	1% owned by ATC GP, Inc. and 99% owned by ATC LP, Inc.

(4)	88% owned by American Tower International, Inc.

(5)	45.23% owned by American Tower, L.P. and 34.77% owned by American Towers, Inc.

(6)	67% owned by Telecom Towers, LLC.

(7)	50% owned by Telecom Towers, LLC. and 50% owned by ATC South LLC

(8)	49% owned by American Tower, L.P.

(9)	95% owned by Unisite, LLC

(10)	95% owned by Unisite, LLC

(11)	95% owned by Unisite, LLC